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MASIMO CORPORATION

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On July 1, 2024, Masimo Corporation (“Masimo” or the “Company”) issued a press release announcing that it has issued a letter to its stockholders regarding Masimo’s 2024 annual meeting of stockholders. A copy of the press release and the letter are set forth below.

Masimo Nominee Christopher Chavez Would Bring Fierce Independence, Exemplary Medtech
CEO Experience to Masimo Board

Chavez’s Independence Stands in Stark Contrast to Politan’s Paid and Handpicked Nominees

IRVINE, Calif. – July 1, 2024 – Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI) today issued a letter to stockholders in connection with the Company’s 2024 Annual Meeting of Stockholders. The letter highlights the fierce independence and deep medtech experience of nominee Christopher Chavez and contrasts it to Politan’s handpicked and paid nominees.

Masimo believes that ceding control of Masimo to Politan by electing its nominees would jeopardize the value of your investment in Masimo. The Board encourages stockholders to vote FOR Masimo’s highly qualified director nominees, Joe Kiani and Christopher Chavez.

Find more information on why your vote is so important to the future of Masimo at www.ProtectMasimosFuture.com. The full text of the letter to our stockholders can be found here:

Dear Fellow Masimo Stockholders:

Masimo’s Board has a duty to stockholders to share its views on the nominees proposed for election at this year’s annual meeting. The three of us signed below, constituting all the non-Politan directors, have led public companies as CEOs and senior executives and served on public company boards for many years. Through our service, we have seen how directors can be effective and value additive for stockholders in the boardroom. Most critically, we understand that every boardroom needs robust discussion and a healthy, open dialogue and believe that stockholders should have representatives with the experience, expertise and independence to provide objective counsel to management. That is why we nominated Christopher Chavez, and why we believe Politan’s nominees are clearly inferior to ours. What we find most disappointing, and troubling, is that Politan’s central argument to cede control of Masimo to Politan is the “refusal by Masimo to permit independent oversight.” It appears to us that Politan is repeating a false narrative over and over in the hopes that stockholders will believe it to be true. It is simply not the case that having met Joe Kiani in the past, whether at an industry event, on the opposite side of the negotiating table, or at a civic function, compromises the independence of our directors, creates an obligation to him or interferes with their duty to provide oversight. The success Mr. Chavez and our non-Politan directors have had at the highest levels of leadership allow them to challenge and counsel management and help make the best decisions for Masimo at the Board level. Meanwhile, Politan continues to admit that its nominees will vote in a bloc regardless of what is presented and discussed in the boardroom: “Electing only one of our two nominees would not be sufficient to effect this type of change. Adding just Darlene Solomon or William Jellison would result in a deadlocked Board.”

The assertion that Mr. Chavez would rubber stamp anything Mr. Kiani wants to do is frankly nonsensical. Mr. Chavez is widely respected for his industry knowledge and decades of experience working for and leading medical technology companies. We invite stockholders to compare Mr. Chavez’s independence and experience with Mr. Jellison’s or Dr. Solomon’s, who are being paid by Politan.

Mr. Chavez is a self-made businessman who rose from the bottom to leading public medtech companies. He brings more than 30 years of leadership experience in the medical technology industry, including two past appointments as a public company CEO and many years as an independent public company director. He has dealt with complex strategic, operational, regulatory and transactional matters unique to the medtech industry that neither Politan nominee – and neither of the Politan directors – has experienced. His personal involvement in product development, commercialization and revenue growth in the medtech industry will add significant value to the Board.

It should come as little surprise to stockholders that Mr. Kiani and Mr. Chavez became professionally acquainted many years ago, given they were both leading medtech CEOs who as a result served on the board of the Medical Device Manufacturers Association (MDMA). However, while Mr. Kiani still serves on MDMA’s board, Mr. Chavez left more than 12 years ago. Since that time, Mr. Kiani has had only one brief meeting with Mr. Chavez, when Masimo considered – but did not pursue – the acquisition of a company at which he was a director.

Mr. Jellison is by contrast a serial activist nominee. He recently joined the board of Anika Therapeutics (a company with a market cap well under $400 million) as a nominee of activist investor Caligan Partners. Notwithstanding Politan’s claims that Mr. Jellison is “unquestionably independent” and “found via nationally recognized, third-party search firm,” it is no coincidence that Caligan Partners’ attorney also happens to be Politan’s attorney.1 Moreover, in a recent publication an executive at Anika Therapeutics indicated that he believes that Mr. Jellison is simply a stand-in for Caligan:

“[Jellison] is not what is important. It’s Caligan. Jellison is a proxy,” the executive said. The activist investor approach is their worst nightmare because if they don’t reach an agreement, “it tears you apart.”

Dr. Solomon has a technical background, but her expertise is in a field unrelated to Masimo’s business, and she does not have familiarity with medical technology development or the regulatory processes to which Masimo is subject, all of which are critical to Masimo’s innovation engine. She has dealt with few, if any, of the industry-specific challenges through which Mr. Chavez has successfully led the companies he served during his long career.

It is our belief that Politan selectively chose nominees who depend on activist investors to advance their director careers or have limited perspective on, background in, or knowledge of the medical device sector to ensure they will simply follow Mr. Koffey’s lead on issues before the Board, as Ms. Brennan has done. It is clear Politan wants Board members that will vote with Mr. Koffey. Politan’s mantra, “Masimo Urgently Needs a Truly Independent Board,” should truthfully state, “Politan Urgently Wants a Quentin Koffey-Controlled Board.”

We also do not believe that any of Politan’s current directors or nominees are qualified to serve as an interim CEO. Politan is demanding control of Masimo without providing any concrete transition and leadership plan to shareholders. That is not an approach we think will maximize value for stockholders. Quite the opposite.

[1]	https://www.srz.com/en/people/ele-klein (see “Representations”).

If Masimo stockholders want knowledgeable, independent Board members to lead and guide the company, Mr. Chavez is the ally they need on the Board. In our view, Politan has already told stockholders what they will get voting for their slate: control of Masimo by Politan. An activist with less than 9% of Masimo’s shares in control of Masimo with an inexperienced Board and with no actual plan for running Masimo is a threat to Masimo’s current and future value. We believe it is also a disservice to patients around the world and to stockholders to seek to reduce innovation. As we have presented recently, we expect Masimo’s continued investments in R&D to support patient-focused, innovation-based revenue growth will allow Masimo to achieve $8 non-GAAP EPS in 5 years.

Thank you for your continued support,

Craig Reynolds

Bob Chapek

Joe Kiani

About Masimo

Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies.1 Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates,2 improve CCHD screening in newborns3 and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs.4-7 Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world,8 and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll.9 In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG®, and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97® and the Masimo W1® medical watch. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius Tº®, Masimo W1 Sport, and Masimo Stork™. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.

RPVi has not received FDA 510(k) clearance and is not available for sale in the United States. The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.

References

1.	Published clinical studies on pulse oximetry and the benefits of Masimo SET® can be found on our website at http://www.masimo.com. Comparative studies include independent and objective studies which are comprised of abstracts presented at scientific meetings and peer-reviewed journal articles.

2.	Castillo A et al. Prevention of Retinopathy of Prematurity in Preterm Infants through Changes in Clinical Practice and SpO2 Technology. Acta Paediatr. 2011 Feb;100(2):188-92.

3.	de-Wahl Granelli A et al. Impact of pulse oximetry screening on the detection of duct dependent congenital heart disease: a Swedish prospective screening study in 39,821 newborns. BMJ. 2009;Jan 8;338.

4.	Taenzer A et al. Impact of pulse oximetry surveillance on rescue events and intensive care unit transfers: a before-and-after concurrence study. Anesthesiology. 2010:112(2):282-287.

5.	Taenzer A et al. Postoperative Monitoring – The Dartmouth Experience. Anesthesia Patient Safety Foundation Newsletter. Spring-Summer 2012.

6.	McGrath S et al. Surveillance Monitoring Management for General Care Units: Strategy, Design, and Implementation. The Joint Commission Journal on Quality and Patient Safety. 2016 Jul;42(7):293-302.

7.	McGrath S et al. Inpatient Respiratory Arrest Associated With Sedative and Analgesic Medications: Impact of Continuous Monitoring on Patient Mortality and Severe Morbidity. J Patient Saf. 2020 14 Mar. DOI: 10.1097/PTS.0000000000000696.

8.	Estimate: Masimo data on file.

9.	http://health.usnews.com/health-care/best-hospitals/articles/best-hospitals-honor-roll-and-overview.

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees and Masimo’s earnings per share estimates and targets. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (ii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iii) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

The Company has filed a definitive proxy statement containing a form of GOLD proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING GOLD PROXY CARD AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s definitive proxy statement for the 2024 Annual Meeting (the “2024 Proxy Statement”), which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm. Changes to the direct or indirect interests of Masimo’s securities by directors and executive officers are set forth in SEC filings on a Statement of Change in Ownership on Form 4 filed with the SEC on June 28, 2024, which can be found through the SEC’s website at https://www.sec.gov/Archives/edgar/data/937556/000093755624000053/xslF345X05/wk-form4_1719606794.xml. Any other changes to the 2024 Proxy Statement may be found in any amendments or supplements to the 2024 Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com